Exhibit 99.1

Highpower International Announces Preliminary Unaudited Second Quarter 2017 Results

SAN DIEGO and SHENZHEN, China, July 19, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"),a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced preliminary second quarter 2017 results.

Net sales is estimated to be in the range of $50.0 to $52.0 million, a 36% to 42% increase from $36.7 million in the same quarter of 2016. First half 2017 net sales are estimated to be in the range of $92.0 to $94.0 million, a 39% to 43% increase from $65.8 million in the same time period last year.

Second quarter 2017 gross profit is estimated to be in the range of $11.0 to $12.0 million, a 44% to 58% increase from $7.6 million in the second quarter of 2016. Total first half 2017 gross profit is estimated to be in the $21to $22 million range, compared to $13.5 million in the first half of 2016, a 55% to 63% increase.

Net income is estimated to be in the $3.5 to $4.1 million range, a 66% to 95% increase from $2.1 million in the same quarter of 2016. First half 2017 net income is estimated to be in the $6.0 to $6.6million range, a 250% to 288% increase from $1.7 million in the same period of 2016.

Mr. George Pan, Highpower Chairman and CEO, stated, "We are very pleased to have continued our growth momentum from the first quarter of 2017 to deliver solid top-line and bottom-line preliminary results for the second quarter of 2017. Driven by market demand for energy storage systems, smart devices, and other high end digital products, our lithium ion batteries and battery solutions businesses continued to accelerate. Our net income also increased at a rapid pace fueled by economies of scale and efficiency improvements.  We are also pleased with our progress in making strategic investments in critical business areas and developing partnerships with leading industry names. We remain optimistic about the remaining quarters of 2017 and look forward to providing additional updates when we report audited second quarter results in August."

The results are preliminary and unaudited, have not been reviewed by external auditors and are subject to completion and, as such, may be revised as a result of management's further review of the Company's results; that there can be no assurance that the Company's final results for the period will not differ from these estimates; that any changes could be material;  the Company may identify items that may require it to make material adjustments to the preliminary financial information; and other developments that may arise between now and the time the financial results are finalized.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

CONTACT:

Highpower International, Inc.
Sunny Pan
Chief Financial Officer
Tel: +86-755-8968-6521
Email: ir@highpowertech.com

Yuanmei Ma
Investor Relations Manager
Tel: +1-909-214-2482
Email: ir@highpowertech.com

ICR, Inc.
Rose Zu
Tel: +1-646-931-0303
Email: ir@highpowertech.com